Exhibit 5.1

Jones, Walker, Waechter, Poitevent, Carrere & Denègre, L.L.P
201 St. Charles Avenue
New Orleans, LA 70170

May 10, 2004

SCP Pool Corporation
109 Northpark Boulevard
Covington, Louisiana 70433-5001

Gentlemen:

        We have acted as counsel for SCP Pool Corporation, a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offering by the Company of 750,000 shares of common stock. $0.001 par value per share, pursuant to the terms of the SCP Pool Corporation 2002 Long-Term Incentive Plan (the “Plan”).

        Based upon the foregoing, and upon our examination of such matters as we deem necessary to furnish this opinion, we are of the opinion that the shares covered by the Registration Statement have been duly authorized and, when issued for at least par value upon the terms described in the Plan and the Registration Statement, will be validly issued and outstanding, fully paid and nonassessable.

        We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ Jones, Walker, Waechter, Poitevent,
Carrère & Denègre, L.L.P.

JONES, WALKER, WAECHTER, POITEVENT, CARRÈRE & DENÈGRE, L.L.P.